Exhibit 10.22

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement is dated as of June 26, 2020, between Methode Electronics, Inc., a Delaware corporation (the “Company”), and Joseph E. Khoury (the “Executive”).

WITNESSETH:

WHEREAS, Executive is employed by the Company and the Company desires to provide certain security to Executive in connection with any potential change in control of the Company.

NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

1.  Payments and Benefits Upon a Change in Control.  If within twenty-four (24) months after a Change in Control (as defined below) or during the Period Pending a Change in Control (as defined below): (i) the Company shall terminate Executive’s employment with the Company without Good Cause (as defined below), or (ii) Executive shall voluntarily terminate such employment with Good Reason (as defined below), the Company shall, within 30 days of Executive’s Employment Termination (as defined below), make the payments and provide the benefits described below.

(a)Salary Payment. The Company shall make a lump sum cash payment to Executive equal to two times the Executive’s Annual Salary (as defined below).

(b)Bonus. The Company shall make a lump sum cash payment to Executive equal to two times the lesser of: (i) the Executive’s target bonus amount for the fiscal year in which Executive’s Employment Termination occurs, or (ii) the bonus the Executive earned in the prior fiscal year; provided, however, that if the target bonus amount for the fiscal year has not yet been determined as of the date of the Executive’s Employment Termination, then the bonus amount payable hereunder shall be calculated based on the Executive’s target bonus amount for the previous fiscal year, regardless of whether such bonus was actually earned.

(c)Welfare Benefit Plans.  With respect to each Welfare Benefit Plan (as defined below), for the period beginning on Executive’s Employment Termination and ending on the earlier of: (i) twenty-four (24) months following Executive’s Employment Termination, or (ii) the date Executive becomes covered by a welfare benefit plan or program maintained by an entity other than the Company which provides coverage or benefits substantially equivalent to such Welfare Benefit Plan, Executive shall continue to participate in such Welfare Benefit Plan on the same basis and at the same cost to Executive as was the case immediately prior to the Change in Control (or, if more favorable to Executive, as was the case at any time hereafter), or, if any benefit or coverage cannot be provided under a Welfare Benefit Plan because of applicable law or contractual provisions, Executive shall be provided with substantially similar benefits and coverage for such period. Immediately following the expiration of the continuation period required by the preceding sentence, Executive shall be entitled to continued group health benefit plan coverage (so‑called “COBRA coverage”) in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), it being intended that COBRA coverage shall be consecutive to the benefit and coverage provided for in the preceding sentence.

(d)Employment. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

(e)Section 409A. To the extent applicable, any payments to Executive called for under this Agreement or under the terms of any other plan, agreement or award, that are determined to be payments of deferred compensation to which Section 409A is applicable and that are paid by reason of Executive’s “separation from service,” as described in Section 409A, shall be delayed, to the extent necessary, to avoid a violation of Section 409A(a)(2)(B)(i).  In general, this Section 1(e) may require that payments of deferred compensation to Executive that would otherwise be made within six (6) months following Executive’s separation from service shall be delayed until the earlier of (i) first day of the seventh (7th) month beginning after the Executive’s separation from service, or (ii) the Executive’s death, if Executive is determined to be a “specified employee” as that term is defined in Section 409A(a)(2)(B)(i).  As used in this Agreement, Section 409A shall mean Section 409A of the Code, including any regulations or written guidance issued pursuant thereto.

2.  Definitions.  For purposes of this Agreement:

(a)“Annual Salary” shall mean Executive’s salary at the greater of (i) Executive’s annualized base salary (including Executive’s monthly car allowance, if any) in effect on the date of the Change in Control, or (ii) Executive’s annualized base salary in effect on Executive’s Employment Termination.

(b)“Change in Control” shall be deemed to have occurred on the first to occur of any of the following:

(i)

any one “person” or more than one person acting as a “group” becomes the “beneficial owner” (as such terms are used in the Securities Exchange Act of 1934) of more than fifty percent (50%) of the total voting power of common stock then outstanding; provided, however, that any acquisition by the Company, any entity controlled by the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company shall not constitute a Change in Control of the Company; or

(ii)

a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before the date of the appointment or election; or

(iii)

the consummation of a merger, consolidation or similar transaction involving the Company where, immediately after the consummation of such transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either of the following, in each case, in substantially the same proportion as the ownership of the Company’s stockholders prior to such transaction: (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such transaction or

(B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such transaction; or
(iv)	the consummation of a sale, transfer or liquidation of all or substantially all of the assets of the Company and its subsidiaries.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of this Agreement would result in the imposition of an additional tax under Section 409A of the Code if the foregoing definition of “Change in Control” were to apply, but would not result in the imposition of any additional tax if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section  1.409A-3(i)(5), then “Change in Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A of the Code.

(c)“Employment Termination” shall mean the effective date of: (i) Executive’s voluntary termination of employment with the Company with Good Reason, or (ii) the termination of Executive’s employment by the Company without Good Cause.

(d)“Good Cause” shall mean: (i) Executive’s conviction of a felony; (ii) Executive’s commission of any act or acts of personal dishonesty intended to result in substantial personal enrichment to Executive to the detriment of the Company; or (iii) repeated violations of Executive’s responsibilities which are demonstrably willful and deliberate, provided that such violations have continued more than ten days after the Board of Directors of the Company has given written notice of such violations and of its intention to terminate Executive’s employment because of such violations.

(e)“Good Reason” shall exist if, without Executive’s express written consent any of the following events or actions occurs, provided that no finding of Good Reason shall be effective unless and until the Executive has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice:

(i)

The Company shall materially reduce the nature, scope or level of Executive’s responsibilities from the nature, scope or level of such responsibilities prior to the Change in Control (or prior to the Period Pending a Change in Control), or shall fail to provide Executive with adequate office facilities and support services to perform such responsibilities.

(ii)

The Company shall require Executive to move Executive’s principal business office more than 25 miles from Executive’s principal business office at the time of this Agreement, or assign to Executive duties that would reasonably require such move; provided, however, that if

Executive’s principal business office is not located at the Company’s then current corporate headquarters, and the Company requires Executive to move Executive’s principal business office to such corporate headquarters, or assigns to Executive duties that would reasonably require such move, such actions shall not constitute “Good Reason” under this subsection (ii).

(iii)

The Company shall require Executive, or assign duties to Executive which would reasonably require Executive, to increase, by more than twenty-four, the number of normal working days (determined at the time of this Agreement) that Executive spends away from Executive’s principal business office during any consecutive twelve-month period.

(iv)	The Company shall reduce Executive’s Annual Salary below that in effect as of the date of this Agreement (or as of the Change in Control, if greater),
(v)

The Company shall materially reduce or fail to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan, or other benefit plan, program or arrangement, unless the aggregate value (as computed by an independent employee benefits consultant selected by the Company) of all such incentive, bonus, retirement and benefit plans, programs and arrangements provided to Executive is not materially less than their aggregate value as of the date of this Agreement (or as of the Change in Control, if greater).

(vi)	If the Board of Directors fails to act in good faith with respect to the Company’s obligations hereunder, or the Company breaches its obligations hereunder.

(f)“Period Pending a Change in Control” shall mean the period between the time an agreement is entered into by the Company with respect to a merger or other business combination or transaction of the Company, which would constitute a Change in Control, and the effective time of such merger or other business combination or transaction of the Company.

(g)“Welfare Benefit Plan” shall mean each welfare benefit plan maintained or contributed to by the Company, including, but not limited to a plan that provides health (including medical and dental), life, accident or disability benefits or insurance, or similar coverage, in which Executive was participating at the time of the Change in Control.

3.  Salary to Date of Employment Termination.  The Company shall pay to Executive any unpaid salary or other compensation of any kind earned with respect to any period prior to Executive’s Employment Termination, including, but not limited to a lump sum cash payment for accumulated but unused vacation earned through such Employment Termination.

4.  Other Incentive Plans.  Except as otherwise provided herein, nothing in this Agreement shall impair or impact the vesting of any restricted stock, stock options, cash incentives or other form of compensation or benefits provided under any other plan, program or arrangement.

5.  Code Section 4999.

(a)In the event it shall be determined that as a result, directly or indirectly, of any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), the Executive would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to have the Payment either (A) paid or delivered in full, or (B) capped at the amount that is $1 less than three times the Executive’s “base amount,” whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account applicable taxes, including federal, state and local income taxes and the Excise Tax).  Any reduction of the Payment required by this subsection shall be carried out by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Payment (on the basis of the relative present value of the parachute payments).

(b)All determinations required to be made under this Section 5, shall be made by the Company’s Independent Public Accounting Firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

6.  Mitigation and Set-Off. Executive shall not be required to mitigate Executive’s damages by seeking other employment or otherwise. The Company’s obligations under this Agreement shall not be reduced in any way by reason of any compensation or benefits received (or foregone) by Executive from sources other than the Company after Executive’s Employment Termination, or any amounts that might have been received by Executive in other employment had Executive sought other employment, except for the termination of benefits under a Welfare Benefit Plan pursuant to Section 1(c)(ii) hereof.  Except as expressly provided in Section 1(c) of this Agreement, Executive’s entitlement to benefits and coverage under this Agreement shall continue after, and shall not be affected by, Executive’s obtaining other employment after his Employment Termination, provided that any such benefit or coverage shall not be furnished if Executive expressly waives the specific benefit or coverage by giving written notice of waiver to the Company.

7.  Litigation Expenses. The Company shall pay to Executive all out-of-pocket expenses, including attorneys’ fees, incurred by Executive in the event Executive successfully enforces any provision of this Agreement in any action, arbitration or lawsuit.

8.  Assignment, Successors. This Agreement may not be assigned by the Company without the written consent of Executive but the obligations of the Company under this Agreement shall be the binding legal obligations of any successor to the Company by merger or other business combination, and in the event of any business combination or transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement. This Agreement may not be assigned by Executive during Executive’s life, and upon Executive’s death will inure to the benefit of Executive’s heirs, legatees and legal representatives of Executive’s estate.

9.  Interpretation. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, without regard to the conflict of law principles thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.  Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

11.  Amendment or Termination. This Agreement may be amended at any time by written agreement between the Company and Executive. The Company may terminate this Agreement by written notice given to Executive at least two years prior to the effective date of such termination, provided that, if a Change in Control occurs prior to the effective date of such termination, the termination of this Agreement shall not be effective and Executive shall be entitled to the full benefits of this Agreement.  Any such amendment or termination shall be made pursuant to a resolution of the Company’s Board of Directors or Compensation Committee.

12.  Financing. Cash and benefit payments under this Agreement shall constitute general obligations of the Company. Executive shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms, as the Company shall determine, to make payments to Executive in accordance with the terms of this Agreement.

13.  Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

14.  Arbitration. The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Agreement or its breach or interpretation (each, a “Dispute”).  For purposes of this negotiation, the Company shall be represented by one or more of its directors appointed by the Board of Directors. If the parties are unable to resolve the Dispute by direct negotiation within 30 days after written notice by one party to the other of the Dispute, either party may initiate a confidential, binding arbitration to resolve the Dispute. All such Disputes shall be arbitrated in Chicago, Illinois pursuant to the arbitration rules of J.A.M.S. Endispute before a single arbitrator. If, at the time of any Dispute, J.A.M.S. Endispute has ceased to exist, all such Disputes shall be arbitrated in Chicago, Illinois pursuant to the arbitration rules of the American Arbitration Association before a single arbitrator.) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction, and both parties consent and submit to the jurisdiction of such court for purposes of such action. Nothing in this Agreement shall preclude either party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines, which would otherwise be applicable in any action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for those purposes. The Federal Arbitration Act shall apply to the construction, interpretation and enforcement of this arbitration provision.

15.  Other Agreements. This Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement.  Without limiting the foregoing, the parties acknowledge and agree that any previous employment agreements between the parties, including the Change of Contents of the Employment Contract of 01.Feb.2003, are no longer in effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

METHODE ELECTRONICS, INC.

By:    /s/ Darren M. Dawson

Darren M. Dawson

Its:Chair, Compensation Committee

EXECUTIVE:

      /s/ Joseph E. Khoury
Name:  Joseph E. Khoury